Exhibit B-2(b)


                    SUPPLEMENTAL INSTRUCTIONS
                   PURSUANT TO TRUST AGREEMENT
                     OF RIVER FUEL TRUST #2
                        DATED JANUARY 27


                                                            No. 1

     These Supplemental Instructions, dated January 15, 1999 are given pursuant to the Trust Agreement, dated as of January 27, 1989, as amended (the "Trust Agreement"), among The Chase Manhattan Bank, as Trustor, United States Trust Company of New York, as Trustee, and Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company), as Beneficiary, under which River Fuel Trust #2 (the "Trust") was formed.

     WHEREAS, the Trust Agreement contemplates the delivery by the Beneficiary to, and acceptance by the Trustee of, Supplemental Instructions with respect to the execution and delivery of agreements, acceptance of assignments of agreements or rights, acquisition of properties and entering into of certain transactions by River Fuel Company #2, Inc., a Delaware corporation (the "Company"), all of the capital stock of which is owned by the Trust, in accordance with lawful requests of the Beneficiary; and

     WHEREAS, the Beneficiary now desires to give Supplemental
Instructions to the Trustee as herein set forth;

     NOW THEREFOR, the Beneficiary hereby gives, and the Trustee by its signature hereto hereby accepts, the following Supplemental Instructions: That the Trustee use its best efforts to cause the Company (a) to issue and sell $35,000,000 aggregate principal amount of Intermediate Term Secured Notes, 6.16% Series B Due January 15, 2002 (the "Series B IT Notes") in accordance with a Note Agreement (the "Note Agreement") to be entered into between the Company and Metropolitan Life Insurance Company (the "Purchaser"), and (b) to perform all the Company's obligations and duties and to exercise all its rights under said Note Agreement.

     Section 1.  Definitions.  For the purpose of these
Supplemental Instructions, the capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Trust Agreement.

     Section 2. Authorization and Direction to Use Best Efforts to Cause Company to Accept and/or Execute Documents or Rights.
The Trustee is hereby directed to cause the Company to:

          (i) execute and deliver the Note Agreement with the Purchaser, relating to $35,000,000 original aggregate principal amount of Series B IT Notes, substantially in the form delivered herewith;

          (ii) execute and deliver to the Purchaser, upon receipt of the $35,000,000 consideration therefor, Series B IT
     Notes, substantially in the form and in the principal amount provided in the Note Agreement; and

          (iii) perform all other acts and execute all other documents and certificates necessary to consummate the Closing under said Note Agreement.

     Section 3. Use of Proceeds. The proceeds of the Series B IT Notes are to be deposited in the Collateral Account and shall be applied toward the payment of maturing IT Notes and to the purchase price of Nuclear Fuel in accordance with the directions of the Beneficiary.

     Section 4. Confirmation of Trust. The Trustee hereby confirms by its execution hereof that the declaration of trust embodied in Section 3 of the Trust Agreement shall apply fully to all rights, estates, properties, assets, payments or proceeds received or obtained by the
Company pursuant to these Supplemental Instructions, all of which constitute part of the Trust Estate.

     Section 5. Other Provisions. Except as herein expressly provided, all of the terms and provisions of the Trust Agreement shall as nearly as may be practicable apply to all rights and obligations obtained or incurred by the Trustee or the Company pursuant to these Supplemental Instructions.

     IN WITNESS WHEREOF, the parties hereto have executed these Supplemental Instructions the day and year first above written.

                                ENTERGY LOUISIANA, INC.


                                 By: /s/ Steven C. McNeal
                                     Steven C. McNeal
                                     Vice President and
                                     Treasurer

ACCEPTED:

UNITED STATES TRUST COMPANY
OF NEW YORK, as Trustee


By:   /s/ Louis B. Young